UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Lee Highway, Arlington, Virginia 22207

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 703.534.0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 23, 2010, Virginia Commerce Bancorp, Inc. (the “Company”) entered into a letter agreement with Rodman & Renshaw, LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent has agreed to act as placement agent on a “reasonable best efforts” basis in connection with the sale of 1,904,766 shares of the Company’s common stock (“Common Stock”) together with warrants, exercisable for a period of seven months following the closing date, to purchase up to an aggregate of 952,383 shares of Common Stock (“Series A Warrants”) and warrants, exercisable for a period of twelve months following the closing date, to purchase up to an aggregate of 952,383 shares of Common Stock (“Series B Warrants”) in a registered direct offering.

The Company has agreed to pay the Placement Agent an aggregate fee equal to 5% of the gross proceeds from the sale of shares of Common Stock and related warrants in this offering, plus 5% of the aggregate gross proceeds the Company receives, if any, from the exercise of the Series A Warrants and Series B Warrants. The Company has also agreed to reimburse the Placement Agent up to a maximum of 1% of the gross proceeds of the offering for expenses incurred, subject to an expense reimbursement cap of $25,000.

Also on September 23, 2010, the Company and certain institutional investors entered into a securities purchase agreement, pursuant to which the Company agreed to sell to such investors an aggregate of 1,904,766 shares of Common Stock together with Series A Warrants and Series B Warrants to purchase a total of 1,904,766 shares of Common Stock, for gross proceeds of approximately $10.0 million. Each purchaser of shares of Common Stock will receive a Series A Warrant to purchase a number of shares equal to 50% of the number of shares of Common Stock the purchaser purchases in the offering, and a Series B Warrant to purchase a number of shares equal to 50% of the number of shares of Common Stock the purchaser purchases in the offering. The purchase price for each share of Common Stock and the related Series A Warrant and Series B Warrant is $5.25. Each warrant has an exercise price of $6.00, or 114.3% of the per share offering price. Each warrant is subject to anti-dilution provisions that require adjustment of the number of shares of Common Stock that may be acquired upon exercise of the warrant, or to the exercise price of such shares, or both, to reflect stock dividends and splits, subsequent rights offerings, pro-rata distributions, and certain fundamental transactions.

The closing of the offering is expected to take place no later than September 29, 2010, subject to the satisfaction of customary closing conditions.

The shares of Common Stock, warrants to purchase Common Stock, and shares of Common Stock issuable upon exercise of the warrants will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-167263), which was declared effective by the SEC on June 15, 2010. A copy of the opinion of Troutman Sanders LLP, counsel to the Company, relating to the legality of the issuance and sale of the Common Stock, warrants to purchase Common Stock, and shares of Common Stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

A copy of the letter agreement, securities purchase agreement and form of warrant are attached hereto as Exhibits 10.7, 10.8 and 4.12, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the letter agreement, securities purchase agreement and the warrants are subject to, and qualified in their entirety by, such documents.

On September 24, 2010, the Company issued a press release announcing the offering. A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.12	Form of Common Stock Purchase Warrant

5.1	Opinion of Troutman Sanders LLP

10.7	Letter Agreement, dated September 23, 2010, among Virginia Commerce Bancorp, Inc. and Rodman & Renshaw, LLC

10.8	Securities Purchase Agreement dated September 23, 2010, among Virginia Commerce Bancorp, Inc. and certain institutional investors

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

99	Press Release dated September 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

Dated: September 27, 2010	By:	/s/ Peter A. Converse
Peter A. Converse, President and Chief Executive Officer